EXHIBIT 99.1

LIVE NATION EXPANDS ITS GLOBAL PLATFORM BY ACQUIRING LEADING MEXICO PROMOTER OCESA ENTERTAINMENT

LOS ANGELES & MEXICO CITY, MX (July 24, 2019) – Live Nation Entertainment (NYSE: LYV), the world’s leading live entertainment company, has entered into definitive agreements to acquire a controlling interest in OCESA Entretenimiento, a leading promoter in Latin America and owner of Ticketmaster Mexico from CIE (BMV: CIE), a prominent player in the live entertainment industry in Latin America, and Grupo Televisa (NYSE: TV), the largest multimedia company in the Spanish-speaking world.

One of the most prominent live events businesses globally, OCESA promotes more than 3,100 events for nearly 6 million fans annually across Mexico and Colombia and has a robust business portfolio in ticketing, sponsorship, food & beverage, merchandise, and venue operation with 14 premier venues across Mexico with a collective capacity of nearly 250,000 seats. OCESA’s primary ticketing business, Ticketmaster Mexico, is a leading ticketing company in Mexico, with more than 37 million tickets sold annually. As part of the transaction, Live Nation will also acquire an interest in OcesaSeitrack, OCESA’s booking and artist management joint venture; CREA, one of Mexico’s special and corporate event specialists; and Centro Citibanamex, an exhibition and convention center in Mexico City.

This move furthers Live Nation’s goal of building its global live entertainment platform, allowing the company to better service artists who now travel the world to play to their expanding global fan base.

“OCESA has been Live Nation’s touring, festival, and ticketing partner in Mexico for years, and I admire the business Alex has built,” said Michael Rapino, President and CEO, Live Nation Entertainment. “This next step is a logical extension for both our teams, and we look forward to working on many more shows together.”

“We are extremely proud to join Live Nation,” said Alejandro Soberón Kuri, President and CEO of CIE. “This evolution of our long-standing relationship with Live Nation gives us a unique opportunity to continue OCESA's 30-year contribution to the development of the Mexican live entertainment industry. In addition, this will further foster CIE´s commitment to the promotion of Mexican artistic talent abroad.”

Soberón Kuri will serve as CEO and sit on the board of the newly-formed joint venture. Rapino will become Chairman of the venture’s board of directors.

The acquisition has been approved by the boards of directors of Live Nation, CIE, and Televisa. The consummation of the transactions is subject to the approval of the relevant regulatory authorities and other customary closing conditions. Live Nation anticipates that the transactions will close by the end of 2019. LionTree Advisors is serving as financial advisor to Live Nation in connection with the transaction.

This acquisition, including material information pertaining thereto, may be discussed on Live Nation’s previously-scheduled Q2 2019 earnings call, which will be held on Thursday, July 25 at 5:00pm Eastern Time. Interested parties should visit the “News / Events” section of Live Nation’s website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, which may include information about the acquisition, if any, will be posted to the “Financial Info” section of the website. A replay of the webcast will also be available on the Live Nation website.

Forward-Looking Statements
This news release contains forward-looking statements, including the expected closing of the proposed transactions described herein and the time frame in which this will occur.  Statements regarding future events are based on Live Nation’s current expectations and are necessarily subject to associated risks related to, among other things, regulatory approval of the proposed transactions or that other conditions to the closing may not be satisfied, the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements related to the proposed transactions, and general economic conditions.  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  The forward-looking statements included herein are made only as of the date hereof, and Live Nation undertakes no obligation to revise or update any forward-looking statements for any reason, whether as a result of changes in underlying factors, new information, future events or otherwise. Live Nation refers you to the documents it files with the Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of its annual report on Form 10-K for the year ended December 31, 2018, which contains and identifies important factors that could cause actual results to differ materially from those contained in Live Nation’s forward-looking statements.

About Live Nation Entertainment
Live Nation Entertainment (NYSE:LYV)  is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts and Live Nation Sponsorship.  For additional information, visit www.livenationentertainment.com.

About Corporacion Interamericana de Entretenimiento
Corporacion Interamericana de Entretenimiento (BMV: CIE) is a prominent player in the out-of-home entertainment industry in Latin America. The Company is a promotor and producer of concerts, music festivals, theater, as well as sports, family, and cultural events. CIE operates Centro Citibanamex, a convention and conference venue in Mexico City, as well as the El Salitre Magico amusement park in Colombia. Likewise, the Company produces corporate events for the public sector. CIE promotes and markets the Formula 1 Mexican Grand Prix.

About Grupo Televisa
Televisa is a leading media company in the Spanish-speaking world, an important cable operator in Mexico and an operator of a leading direct-to-home satellite pay television system in Mexico. Televisa distributes the content it produces through several broadcast channels in Mexico and in over 75 countries through 26 pay-tv brands, television networks, cable operators and over-the-top or “OTT” services. In the United States, Televisa’s audiovisual content is distributed through Univision Communications Inc. (“Univision”) the leading media company serving the Hispanic market. Univision broadcasts Televisa’s audiovisual content through multiple platforms in exchange for a royalty payment. In addition, Televisa has equity and warrants which upon their exercise would represent approximately 36% on a fully-diluted, as-converted basis of the equity capital in Univision Holdings, Inc., the controlling company of Univision. Televisa’s cable business offers integrated services, including video, high-speed data and voice services to residential and commercial customers as well as managed services to domestic and international carriers. Televisa owns a majority interest in Sky, a leading direct-to-home satellite pay television system and broadband provider in Mexico, operating also in the Dominican Republic and Central America. Televisa also has interests in magazine publishing and distribution, radio production and broadcasting, professional sports and live entertainment, feature- film production and distribution, and gaming.

About OSECA Entretenimiento

One of the most prominent live events businesses globally, OCESA promotes more than 3,100 events for nearly 6 million fans annually across Mexico and Colombia and has a robust business portfolio in ticketing, sponsorship, food & beverage, merchandise, and venue operation with 14 premiere venues across Mexico with a collective capacity of nearly 250,000 seats. OCESA’s primary ticketing business, Ticketmaster Mexico, is a leading ticket company in Mexico, with more than 37 million tickets sold annually

# # #
Live Nation Media Contact:
Carrie Davis
310-975-6941
media@livenation.com

Live Nation Investor Contact:
Jackie Beato
310-975-6858
IR@LiveNation.com